Exhibit 10.1

ENCOMPASS HEALTH CORPORATION
2025 OMNIBUS PERFORMANCE INCENTIVE PLAN

ARTICLE 1 PURPOSE

1.1. General. The purpose of the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Encompass Health Corporation (the “Company”) and its subsidiaries, by linking the personal interests of their employees, officers and directors to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company by increasing its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of cash and equity incentive awards from time to time to selected employees, officers and directors.

ARTICLE 2
EFFECTIVE DATE

2.1.    Effective Date. The Plan replaces the 2016 Omnibus Equity Incentive Plan (the “2016 Plan”) and shall be effective as of May 2, 2025 (the “Effective Date”), subject to its approval by the stockholders of the Company. Unless terminated earlier by the Board, the Plan shall have a term of ten (10) years commencing upon the Effective Date; provided, however, termination of the Plan shall not cancel any Awards previously granted by the Company and provided further that the applicable provisions of the 2016 Plan shall remain in effect according to the terms of such Awards. If the Plan is approved by stockholders, the Company shall not grant or issue new equity awards under any other currently effective plan, including the 2016 Plan, on or after the Effective Date.

ARTICLE3 DEFINITIONS

3.1.    Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)    “Award” means any grant or award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents, Other Stock- Based Award, Cash Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b)    “Award Agreement” means an agreement, contract, other instrument or document or other evidence approved by the Committee evidencing an Award. An Award Agreement may be in an electronic medium, may be solely evidenced by a notation on the Company’s books and records, and need not be signed by a representative of the Company or a Participant. An Award Agreement may be in the form of individual award agreements or certificates or a document describing the terms and provisions of an Award or series of Awards under the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    "Cash Award" means any grant or award that confers the right to receive cash with the amount of such cash subject to achievement of one or more specified Performance Goals and subject to such other restrictions and conditions as may be established by the Committee.

(e)    “Cause” means a conviction or no contest plea to a felony or moral turpitude crime or an act of dishonesty, moral turpitude, an intentional, negligent, or grossly negligent act detrimental to the best interests of the Company or a Subsidiary, failure to perform assigned duties, poor performance of assigned duties, breach of fiduciary duties to the Company, or violations of Company policies or code of conduct as in effect and amended from time to time, all as determined by the Committee; provided that, if a Participant is a participant in an executive severance plan adopted by the Company or in an individual employment agreement, then “Cause” for purposes of the Plan shall have the meaning set forth in such executive severance plan or agreement, as applicable.

(f)    “Change in Control” means any of the following events:
(i)    the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(ii)    during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(iii)    the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(iv)    the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Committee” means the Compensation and Human Capital Committee of the Board, or any successor thereto.

(i)    “Company” means Encompass Health Corporation, a Delaware corporation, or any successor corporation.

(j)    “Disability” means, except as otherwise provided in an Award Agreement, a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which the Participant is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its Subsidiaries that is by its terms applicable to the Participant.

(k)    “Dividend Equivalent” means a right granted to a Participant under Article 11.

(l)    “Effective Date” has the meaning assigned such term in Section 2.1.

(m)    “Fair Market Value” means (i) as of any given date, the closing price at which the shares of stock were traded (or if no transactions were reported on such date on the next preceding date on whichtransactions were reported) on the New York Stock Exchange (the “Closing Price”) on such date, or, if different, the principal exchange or automated quotation system on which such stock is traded, (ii) should the Committee elect, the average selling price or volume-weighted average price (“VWAP”) on a given trading day or the VWAP over a series of pre-established trading days preceding or following such given date, or (iii) in the event of an Option exercise by net settlement, the Closing Price on the trading date immediately preceding the date of exercise. If the shares are neither listed on the NYSE or another public exchange nor quoted on an inter-dealer quotation system or if the term is being applied to property other than stock, the amount determined by the Committee in its sole discretion to be the fair market value thereof.

(n)    “Full Value Award” means an Award other than in the form of an Option or SAR which is settled by the issuance of stock.

(o)    “Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:
(i)    assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;
(ii)    a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or
(iii)    any change in a Participant’s status as a participant under any Change in Control compensation plan of the Company if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or
(iv)    any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.
For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” with respect to any Participant if remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.

(p)    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(q)    “Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code or any successor provision thereto.

(r)    “Non-Employee Director” means a director of the Company who is not an employee of the Company or an affiliate.
(s)    “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(t)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option under the Plan shall be a Non-Qualified Stock Option or an Incentive Stock Option.

(u)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, which relates to or is valued by reference to Stock or other Awards relating to Stock.

(v)    “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

(w)    “Participant” means a person who, as an employee, officer or director of the Company or any Subsidiary, has been granted an Award under the Plan.

(x)    “Performance Objectives” means the performance goals or objectives, if any, established pursuant to the Plan for Participants who have been granted Awards under the Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created index of Company competitors or peers. Performance Objectives need not be based upon an increase or positive result under a business or operating criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business or operating criterion). Performance Objectives may be based on any one or more performance criterion or matter related to the business or operations of the Company that the Committee believes may affect performance. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events, circumstances or accounting entries that are unusual, nonrecurring or unrelated to the performance of the Participant or otherwise beyond the control of management render the Performance Objectives unsuitable (including, but not limited to, asset write-downs or impairment charges, litigation or claim judgments or settlements, changes in tax laws, material legislation changes, acquisitions and divestures, accounting principles or other laws or provisions affecting reported results, unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 or Accounting Standards Update (ASU) 2015-01 (or any successor pronouncement thereto) and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, foreign exchange gains and losses, or any other identifiable event of a nonrecurring or extraordinary nature, such as a pandemic or comparable public health emergency), the Committee may modify or adjust such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. The calculation of the performance result for any metric may also be subject to adjustment for such pre-established items or events if the Committee deems appropriate and equitable.

(y)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Stock awarded pursuant to Article 9.

(z)    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article 9.

(aa)    “Plan” has the meaning assigned such term in Section 1.1.

(bb)    “Plan Year” means the twelve-month period beginning January 1 and ending December
31.
(cc) “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(dd) “Restricted Stock Unit” or “RSU” means a bookkeeping entry that records a unit equivalent to one share of Stock awarded pursuant to Article 12.

(ee) “Retirement” means, except as otherwise provided in an Award Agreement or an individual employment or other agreement with the Participant, the voluntary termination of employment by a Participant after attaining (a) age 65 or (b) in the event that the Participant has been employed by the Company for ten (10) or more years on the date of such termination, age 60.

(ff) “Specified Employee” means a specified employee as defined in Code Section 409A or authoritative guidance thereunder.

(gg) “Stock” means the $.01 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 16.

(hh) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ii) “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest.

(jj)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

(kk)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4 ADMINISTRATION

4.1.    Committee. The Plan shall be administered by the Committee or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of three or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) to the extent applicable. However, the mere fact that a Committee member shall fail to qualify under the foregoing requirement shall not invalidate any Award made by the Committee if otherwise validly made under the Plan. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2.    Authority of Committee. The Committee has the exclusive power, authority and discretion to:

(a)    Designate Participants;

(b)    Determine the type or types of Awards to be granted to each Participant;

(c)    Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award (including forfeiture provisions), any schedule or provisions for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers of vesting or forfeiture provisions, based in each case on such considerations as the Committee in its sole discretion determines;
(e)    Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant and which may be in the form of a document evidencing multiple Awards to one or more Participants;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)    Make all other decisions, determinations and interpretations that may be required or authorized under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)    Amend the Plan or any Award Agreement as provided herein; and

(k)    Adopt such modification, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or a Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the above, the Board or the Committee may, by resolution, delegate to officers, employees or directors of the Company or any of its Subsidiaries the authority to determine individuals to be recipients of Awards under the Plan, as well as the authority to determine the number of shares of Stock to be subject to such Awards and the terms of such Awards; provided however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to individuals who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.3.    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

4.4.    Award Agreements. Each Stock-based Award shall be evidenced by an Award Agreement. Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1.    Number of Shares. Subject to adjustment as provided in Sections 5.3(a) and 17.1, the aggregate number of shares of Stock reserved and available for Awards under the Plan on or after the Effective Date shall be twelve million (12,000,000) shares. The total number of shares that may be granted as Incentive Stock Options is one million (1,000,000) shares.

5.2.    Reduction Ratio. For purposes of Section 5.1, each share of Stock subject to an Award, other than an Option or SAR, shall reduce the number of shares of Stock available for Awards by 2.65 shares (the “Fungibility Ratio”). The number of shares of Stock available for Awards shall be reduced by one (1) share for each Option or SAR. If the exercise of the Option or SAR with respect to a share of Stock cancels an associated or tandem SAR or Option, respectively, with respect to such share, the associated or tandem Option and SAR shall, in the aggregate, reduce the available count by one share only. Awards that can be settled only in cash shall not reduce the number of shares of Stock available for issuance under the Plan.
5.3.    Share Counting.

(a)    The following (as modified by the Fungibility Ratio) shall not reduce, or may be added back to, the number of authorized shares of Stock available for issuance under the Plan:

(1)    Shares of Stock reserved for issuance upon exercise or settlement, as applicable, of Awards granted under the Plan to the extent the Awards expire or are forfeited, canceled or otherwise not earned;

(2)    Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 16.8 or is otherwise surrendered to the Company before the restricted period expires;

(3)    Awards, to the extent the payment is actually made in cash;

(4)    Shares reserved for issuance upon grant of Performance Share or Performance Unit or Other Stock-Based Award, to the extent the number of reserved shares exceeds the number of shares actually issued upon determination of the satisfaction of the related Performance Objectives;

(5)    Shares reserved for issuance upon grant of RSUs, to the extent the number of reserved shares exceeds the number of shares actually issued upon settlement of RSUs; and

(6)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Full Value Awards granted under the Plan or upon any other payment or issuance of shares under the Plan not prohibited under Section 5.3(b)(2) below.

(b)    The following shares of Stock shall not become available for issuance under the Plan:

(1)    Shares withheld by, or otherwise remitted to, the Company as full or partial payment of the exercise price of an Option granted under the Plan;

(2)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan;

(3)    Shares not issued upon the settlement of a SAR that settles in shares of Stock;

(4)    Shares remaining available for issuance (and not associated with previous grants or awards) under any prior plan of the Company after the Effective Date; and

(5)    Shares reacquired by the Company in the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under any prior plan.

(c)    Substitute Awards granted pursuant to Section 16.10 of the Plan shall not count against the shares of Stock otherwise available for issuance under the Plan under Section 5.1.

(d)    Shares reserved for issuance in connection with grants or awards under any prior plan of the Company outstanding as of the Effective Date may be added to the number of authorized shares of Stock available for issuance under the Plan, to the extent such shares would have been added back pursuant to this Section 5.3 had such grants or awards been made under the Plan.

(e)    Shares available under a stockholder approved plan of an entity which is acquired by, or merged with and into, the Company (as such shares are appropriately adjusted to reflect the financial effect of the transaction in accordance with relevant legal requirements), shall (subject to applicable stock exchange requirements) be available for the granting of Awards hereunder, and shall not count against the shares of Stock otherwise available for issuance under Section 5.1.

5.4.    Annual Award Limits. The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 17.1 for share-denominated limits, apply to grants of Awards under the Plan:

(a)    Options: The maximum aggregate number of shares of Stock subject to Options which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(b)    SARs: The maximum aggregate number of shares of Stock subject to SARs which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(c)    Performance Shares: The maximum aggregate number of shares of Stock subject to Awards of Performance Shares which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(d)    Performance Units: The maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $10,000,000 of associated bookkeeping entry value. If the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.

(e)    Cash Awards: The maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $15,000,000. If the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.

(f)    Restricted Stock: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(g)    Restricted Stock Units: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 and the associated bookkeeping entry value shall not exceed Fair Market Value (determined on the date of grant) of such number of shares.

(h)    Other Stock-Based Awards: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 shares or the Fair Market Value of such number of shares (determined on the date of grant).

5.5.    Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, Stock held in treasury, or Stock purchased on the open market.

5.6.    Minimum Vesting Requirements. Except with respect to Awards accounting for not greater than 5% of the aggregate number of shares of Stock reserved and available for Awards under Section 5.1 or as otherwise provided in Section 16.6, Awards granted under the Plan shall be subject to a minimum vesting period of at least one year for all shares of Stock subject to such Awards.

ARTICLE 6
ELIGIBILITY

6.1.    General. Awards may be granted only to individuals who are employees, officers or directors of the Company or employees or officers of a Parent or Subsidiary.

ARTICLE 7
STOCK OPTIONS

7.1.    General. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)    Exercise Price. The exercise price per share of Stock at which an Option is granted shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 16.10) shall not be less than the Fair Market Value as of the Grant Date. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options may not be amended to reduce the exercise price or to cancel or replace outstanding underwater Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the corresponding original Options without stockholder approval.

(b)    Time and Conditions of Exercise. The Award Agreement shall specify the time or times at which an Option may be exercised in whole or in part. The Award Agreement shall specify the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date. The Award Agreement may provide that an Option shall automatically exercise by means of a net settlement on a given date in the event that the expiration date occurs at a time that the participant is prohibited by law or Company policy from trading in security of the Company and such Option is in the money.

(c)    Lapse of Option. The Option shall lapse ten (10) years after it is granted, unless an earlier option expiration date is set forth in the Award Agreement, and unless an earlier lapse occurs under Section 16.8. The original term of an Option may not be extended without the prior approval of the Company’s stockholders.

(d)    Payment. The Award Agreement shall specify the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including “cashless exercise” arrangements) and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(e)    Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1.    Grant of SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a)    Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)    The Fair Market Value of one share of Stock on the date of exercise; over

(2)    The grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the Grant Date except in connection with a SAR issued as a substitute Award pursuant to Section 16.10. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding SARs may not be amended to reduce the exercise price or to cancel or replace outstanding underwater SARs in exchange for cash, other awards or SARs with a grant price that is less than the grant price of the corresponding original SARs without stockholder approval.

(b)    Other Terms. All awards of SARs shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

(c)    Freestanding SARs. A SAR which is not granted in tandem with an Option or a similar right granted under any other plan of the Company shall be subject to the following:

(1)    Each grant shall specify in respect of each freestanding SAR the grant price of the SAR;

(2)    Successive grants may be made to the same Participant regardless of whether any freestanding SAR previously granted to such Participant remain unexercised; and

(3)    Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the freestanding SARs or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of acceleration under Article 16.

(d)    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a SAR may be paid by the Company in cash, shares of Stock or any combination thereof and may either (i) grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue shares of Stock or other equity securities in lieu of cash.

(e)    Exercise Period. Any grant may specify (i) a waiting period or periods before SARs shall become exercisable and (ii) permissible dates or periods on or during which SARs shall be exercisable. No SAR granted under the Plan may be exercised more than ten (10) years from the Grant Date. The original term of an SAR may not be extended without the prior approval of the Company’s stockholders.

ARTICLE 9
PERFORMANCE SHARES OR PERFORMANCE UNITS

9.1.    Grant of Performance Shares or Performance Units. The Committee is authorized to grant Performance Shares or Performance Units to Participants on such terms and conditions as may be selected by the Committee. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of shares, or the equivalent cash value if the Committee so provides, if the Performance Objectives established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property (including shares) as determined by the Committee, if the Performance Objectives in the Award are achieved or attained and the other terms and conditions thereof are satisfied. All Awards of Performance Shares or Performance Units shall be evidenced by an Award Agreement. The Award Agreement shall specify the number of Performance Shares or Performance Units to which it pertains; provided that such number may be adjusted to reflect changes in compensation or other factors. Further, the Award Agreement shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of the Plan and such other terms and provisions as the Committee may determine consistent with the Plan.

9.2.    Right to Payment. A grant of Performance Shares or Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, the Participant to whom the Performance Shares or Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set Performance Objectives and other terms or conditions to payment of the Performance Shares or Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares or Performance Units that will be paid to the Participant.

9.3.    Performance Period. The performance period with respect to each Performance Share or Performance Unit shall commence on the date specified in the Award Agreement and may be subject to earlier termination in the event of an acceleration under Article 16.

9.4.    Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement or attainment below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5.    Payment of Performance Shares and Performance Units. Awards of Performance Shares or Performance Units may be payable in cash, Stock, Restricted Stock, or Restricted Stock Units in the discretion of the Committee, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement. For purposes of determining the number of shares of Stock to be used in payment of a Performance Unit denominated in cash but payable in whole or in part in Stock or Restricted Stock, the number of shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a share of Stock on the date of determination by the Committee of the amount of the payment under the Award.

ARTICLE 10
AWARDS OF RESTRICTED STOCK

10.1.    Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. Each grant of Restricted Stock shall constitute an immediate transfer of the ownership of Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

10.2.    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability as the Committee may impose. Such restrictions may include, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock, and provisions subjecting the Restricted Stock to a continuing risk of forfeiture in the hands of any transferee. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of Performance Objectives or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3.    Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

10.4.    Dividends, Voting and Other Ownership Rights. Unless otherwise provided in an Award Agreement or any special Plan document governing an Award, an Award of Restricted Stock shall entitle the Participant to all of the rights of a stockholder with respect to such outstanding Restricted Stock (including voting and other ownership rights) throughout the restricted period; provided, dividends (including the proceeds of reinvested dividends) shall be paid only to the extent the underlying Award has vested (and only to the extent earned in the case of performance-based Awards) in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited. Participants may only be entitled to dividends if permissible under the agreements or instruments governing the Company’s indebtedness.

10.5.    Performance-Based Restricted Stock. Any Award or the vesting thereof of Restricted Stock may be predicated on or further conditioned upon the achievement or attainment of Performance Objectives established by the Committee.

10.6.    Reinvesting. Any grant may require that any or all dividends (if permitted under the agreements or instruments governing the Company’s indebtedness) or other distributions paid on the Restricted Stock during the period of such restrictions be automatically sequestered and reinvested in additional shares of Stock, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

10.7.    Issuance of Restricted Stock. Restricted Stock issued under the Plan following vesting shall be evidenced in a manner authorized by the General Corporation Law of the State of Delaware and may be evidenced in any such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock or otherwise must be subject to reasonable precautions intended to prevent unauthorized transfer.

ARTICLE 11
DIVIDEND EQUIVALENTS

11.1.    Grant of Dividend Equivalents. With respect to Awards not consisting of Restricted Stock entitled to dividends to be paid upon vesting, the Committee is authorized to grant Dividend Equivalents to Participants with respect to Full Value Awards, and only Full Value Awards, granted hereunder, subject to such terms and conditions as may be selected by the Committee (if permitted under agreements or instruments governing the Company’s indebtedness). If provided for in the applicable Award Agreement, Dividend Equivalents shall entitle the Participant to receive payments equal to dividends declared and paid with respect to all or a portion of the number of shares of Stock issued in connection with a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be accrued as a cash obligation or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested; provided, Dividend Equivalents (including the proceeds of reinvestment) shall only be paid or distributed with respect to an Award to the extent the underlying Award has vested (and only to the extent earned in the case of performance-based Awards) and the associated shares of Stock have been released in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited.

ARTICLE 12 RESTRICTED STOCK UNITS

12.1.    Grant of RSUs. The Committee is authorized to make Awards of RSUs to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award.

12.2.    Performance-Based RSUs. Any Award or the vesting thereof of RSUs may be predicated on or further conditioned upon the achievement or attainment of Performance Objectives established by the Committee.

ARTICLE 13
OTHER STOCK-BASED AWARDS

13.1.    Grant of Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and the provisions of the Plan, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14
CASH AWARDS

14.1.    Grant of Cash Awards. The Committee is authorized to make Cash Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Cash Awards may be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. The Committee shall determine the terms and conditions, including any Performance Objectives, of Cash Awards.

ARTICLE 15
CODE SECTION 409A PROVISIONS

15.1.    Code Section 409A. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) to a Participant would otherwise be payable or distributable under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or on account of the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and the regulations promulgated thereunder, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution of an amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code), which is made on account of separation from service to a Participant who is a Specified Employee (as defined in Section 409A of the Code) may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service if the payment or distribution is not exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement. The Plan and all Awards made hereunder are intended to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any authoritative guidance thereunder. The Plan and all Awards made hereunder shall be interpreted, construed and administered in accordance with these intentions. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his beneficiary or estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

ARTICLE 16
PROVISIONS APPLICABLE TO ALL AWARDS

16.1.    Term of Award. The term of each Award shall be for the period as determined by the Committee, subject to the terms of the Plan.

16.2.    Limits on Transfer.

(a)    Except as provided in Section 16.2(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. No Awards may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. A Participant may designate a beneficiary in accordance with procedures established by the Committee pursuant to Section 16.3 below.

(b)    The Committee may, in its discretion, determine that notwithstanding Section 16.2(a), any or all Awards shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

(c)    Notwithstanding Sections 16.2(a) and (b), an Award may be transferred pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan, but only if the tax consequences flowing from the assignment or transfer are specified in said order, the order is accompanied by signed agreement by both or all parties to the domestic relations order, and, if requested by the Committee, an opinion is provided by qualified counsel for the Participant that the order is enforceable by or against the Plan under applicable law, and said opinion further specifies the tax consequences flowing from the order and the appropriate tax reporting procedures for the Plan. Any transferee of an Award is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant.

16.3.    Beneficiaries. Notwithstanding Section 16.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been properly designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

16.4.    Stock Certificates. All Stock issued under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

16.5.    Acceleration Following a Change in Control. Except as otherwise provided in the Award Agreement, upon termination of a Participant’s employment by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following the occurrence of a Change in Control or to the extent the surviving entity does not assume such Awards or substitute in lieu thereof similar awards relating to the stock of such surviving entity having an equivalent then-current value and remaining term, provided that such stock must be listed, quoted, or traded on a national securities exchange or automated quotation system, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised automatically shall become fully exercisable and all restrictions (other than Performance Objectives) on all outstanding Awards automatically shall lapse. With respect to Performance Objectives applicable to any Award for which the performance period is not complete, the Committee shall have the discretionary authority to determine whether, and if so, the extent to which, (1) the performance period or the Performance Objectives shall be deemed to be satisfied or waived following a Change in Control, and (2) the Performance Objectives shall be modified, adjusted or changed on account of the Change in Control.

16.6.    Acceleration for any Other Reason. Regardless of whether an event has occurred as described in Section 16.5 above, the Committee may in its sole discretion at any time accelerate the vesting provisions and/or waive the forfeiture provisions applicable to any Award or determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and that any Performance Objectives with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The discretion of the Committee in the preceding sentence shall be limited to the death, disability or Retirement of a Participant; provided, however that the Committee may exercise such discretion for any reason with respect to Awards of up to five percent (5%) of the shares available for Awards under Section 5.1. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 16.6. Any such determinations by the Committee shall be final and binding on all parties.

16.7.    Effect of Acceleration. If an Award is accelerated under Section 16.5 or 16.6, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that, in the event of a Change in Control, an Award may be cancelled without payment if Fair Market Value of the underlying Stock, as of a specified date associated with such event, does not exceed the exercise price of the Award or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

16.8.    Lapse or Forfeiture at or Following Termination of Employment. Except as otherwise provided in an Award Agreement or as otherwise determined by the Committee pursuant to the provisions of Section 16.6, the following lapse and forfeiture provisions shall apply upon a Participant’s termination of employment.

(a)    Termination for Cause. Any outstanding Award, including, without limitation, Awards that are unvested, vested and unexercised, or subject or not subject to restrictions, shall automatically and immediately lapse and be forfeited if the Participant’s employment is terminated by the Company for Cause.

(b)    Other Termination-Options and SARs. Upon a Participant’s termination for any reason other than Retirement, the unvested portion of any outstanding Options and SARs shall terminate and be forfeited. If the Participant’s employment is terminated by reason of Retirement, then the restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the outstanding Options and SARs shall become partially vested, earned and nonforfeitable according to the formula set forth in subsection (c) below. The vested portion of any outstanding Options and SARs at the time of a Participant’s termination for reasons other than for Cause shall continue to be exercisable by the Participant (or the Participant’s estate in the event of the Participant’s death) during the period set forth in the following chart, but in no event later than the original expiration date set forth in the Award Agreement or, if none, ten (10) years from the Grant Date. At the end of such continuing exercise period, the unexercised Options and SARs shall terminate and be forfeited.

Reason for Termination	Continuing Exercise Period
Disability	2 years following termination
Death (Including death during the applicable continuing exercise period following termination for another reason)	2 years following death
Retirement	Lesser of the original term of Option or SAR or 2 years following Retirement
Reason Other Than Death, Disability, Retirement or Cause	90 days following termination

(c)    Other Terminations - Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other Awards. The following shall apply with respect to outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other Awards which are unvested, unearned or otherwise not immediately distributable at the time of a Participant’s termination of employment for reasons other than Cause:

(i)    If the Participant’s employment is terminated by reason of death or Disability, then all restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become immediately vested, earned and nonforfeitable, and shall be distributed to the Participant (or the Participant’s beneficiary in the event of the Participant’s death) as soon as reasonably practical following such termination, and in any event within 90 days thereof or of the end of the performance period, as applicable.

(ii)    If the Participant’s employment is terminated by reason of Retirement, then the restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become partially vested, earned and nonforfeitable according to the following formula: The portion that becomes vested, earned and nonforfeitable shall equal the number of shares of Stock granted as of the Grant Date multiplied by the ratio of (i) the number of full months that have elapsed from the Grant Date to the date of the Participant’s Retirement, to (ii), the number of full months contained in the original term of the Award.

(iii)    If the Participant’s employment is terminated for any reason other than by reason of death, Disability, or Retirement then the restricted, unvested or unearned portion of the Award shall automatically and immediately be cancelled and forfeited.

For any performance-based Award, or portion thereof if prorated pursuant to (ii) above, that remains outstanding after a termination described in (i) or (ii), any shares of Stock earned at the end of the applicable performance period shall be issued promptly after the time the performance is determined. With respect to any Award subject to Performance Objectives, the Committee shall have the discretion, in the event of a termination described in (i) or (ii) above during the applicable performance period, to waive and/ or modify the Performance Objectives or the performance period based on any conditions that the Committee deems reasonable, including but not limited to the formula in (ii) above or the performance status as of the termination date.

(d)    Determinations upon Leaves of Absence. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. The Committee may in its sole discretion take any further action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The period of any leave of absence shall be credited for vesting purposes unless otherwise determined by the Committee.

(e)    Cancellation for Violation of Restrictive Covenants. Without limiting the Committee’s discretion to cancel any Award at any time, the Committee shall have full power and authority to cancel an Award if the Participant, while employed by the Company or a Subsidiary or within a period which begins on the date of termination of employment and ends on the date which is one year later, engages in any activity which is in direct competition with the Company, solicits other employees or customers of the Company or its Subsidiaries in a competitive business venture, or discloses confidential information. Whether a Participant has engaged in such conduct shall be determined by the Committee in its sole discretion, taking into account any determination by the Company that the Participant has acted in violation of a non-compete, non-solicitation, or non-disclosure agreement with or obligation to the Company or a Subsidiary.

16.9.    Performance Objectives. The Committee may determine that any Award granted pursuant to the Plan to a Participant shall be determined solely or partially on the basis of Performance Objectives. Any payment of an Award granted with Performance Objectives shall be conditioned on the determination of the Committee in each case that the Performance Objectives and any other material conditions have been satisfied. The Committee’s determination shall be reflected in the Committee’s minutes and shall be based on receipt of documentation, in such form as the Committee may request, to support that the Performance Objectives and any other material conditions have been satisfied.

If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the specified Performance Objectives are no longer appropriate and may (i) modify, adjust, change or eliminate the Performance Objectives or the applicable performance period as it deems appropriate to make such criteria and period comparable to the initial Performance Objectives and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

16.10.    Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 17
CHANGES IN CAPITAL STRUCTURE

17.1.    General. In the event an extraordinary cash dividend, stock dividend, stock-split or a combination or consolidation of the outstanding stock of the Company into a lesser number of shares is declared upon the Stock, the authorization limits under Sections 5.1 and 5.4 shall be increased or decreased proportionately, and the shares of Stock then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore; provided if the Committee elects to grant Dividend Equivalents with respect to an extraordinary cash dividend, the associated Awards shall not be adjusted pursuant to this Section. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, spin-off, stock split-up, combination or exchange of shares, merger or consolidation, the authorization limits under Sections 5.1 and 5.4 shall be adjusted proportionately, and there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

Notwithstanding anything to the contrary, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iii) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (iv) that performance targets and performance periods for Awards will be modified, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

ARTICLE 18
AMENDMENT, MODIFICATION AND TERMINATION

18.1.    Amendment, Modification and Termination. The Committee shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not adversely affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s stockholders to the extent required by law or by the rules of any stock exchange or automated quotation system on which the Company’s securities are traded or to the extent it relates to the repricing limitations set forth in Sections 7.1(a) or 8.1(a)(2) of the Plan.

18.2.    Awards Previously Granted. The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Section 409A or the regulations or rulings promulgated thereunder, as well as any securities laws and the rules of any applicable securities exchanges), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Any materially adverse amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the affected Participant(s).

ARTICLE 19
GENERAL PROVISIONS

19.1.    Recoupment. Awards granted hereunder, any Stock and/or cash distributed to a Participant pursuant to the exercise or vesting of an Award, and any proceeds received by a Participant upon the sale of any such Stock, shall be subject to recoupment by the Company pursuant to, and in accordance with, the terms of the Company’s Compensation Recoupment Policy, as it may be amended from time to time, which policy is hereby incorporated in the Plan by reference.

19.2.    No Rights to Awards. No eligible individual shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat eligible individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible individuals who receive, or are eligible to receive, Awards.

19.3.    No Stockholder Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.4.    Tax Withholding. Participants shall be responsible for all taxes required to be withheld in connection with any Award or the transfer of shares of Stock pursuant to the Plan. The Company or any Parent or Subsidiary shall have the authority and the right to deduct, withhold, and retain from the payment under an Award the number of shares of Stock or a portion of the value of such Award equal in value to the amount of any federal, state, and local or foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. Any such withholding requirement shall be satisfied by withholding shares of Stock or other property otherwise deliverable to such Participant pursuant to the Award having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes. In no event will the Fair Market Value of the Stock to be withheld and delivered pursuant to this Section exceed the minimum amount required to be withheld, unless (and only to the extent that) requested by Participant and the Company determines the additional amount is allowable for tax purposes and will not result in adverse accounting consequences to the Company. Notwithstanding the other terms of this Section, if the Committee so determines, the Participant may deliver to the Company cash to satisfy the additional tax obligations owed by the Participant as determined by the Company. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender or withholding of shares of Stock for taxes if the surrender or withholding for such purpose would result in adverse tax or accounting implications for the Company.

19.5.    No Right to Continued Service. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Parent or Subsidiary, whether for the duration of the Participant’s Award or otherwise.

19.6.    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

19.7.    Indemnification. To the extent allowable under applicable law, each member of the Committee and the Board and any employee of the Company acting pursuant to delegated authority and any counsel or advisor to the foregoing persons shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such persons in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which he may be involved by reason of any action or failure to act under the Plan (except for willful misconduct) and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.8.    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

19.9.    Expenses. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

19.10.    No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its Affiliates or any other person or entity, on the other.

19.11.    Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down.

19.12.    Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock paid under the Plan. The shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. Payment of an Award hereunder may be delayed in the sole discretion of the Committee if the Committee reasonably anticipates that payment of the Award would violate Federal securities law or other applicable law; provided that payment shall be made at the earliest date that the Committee reasonably anticipates that making the payment will not cause such violation.

19.13.    Governing Law. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

19.14.    Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

19.15.    Foreign Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

19.16.    No Limitations on Rights of Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume Awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer shares of Stock to a Subsidiary or a Parent, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or Parent will transfer such shares of Stock to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

19.17.    Limitations on Awards Granted to Non-Employee Directors. The maximum Grant Date Fair Market Value, as determined by the Committee, of the equity Awards granted to any Non-Employee Director in any Plan Year shall not exceed $500,000. The maximum aggregate amount, as determined by the Committee, of the Cash Awards and other cash payments, such as retainer fees, granted to any Non-Employee Director in any Plan Year also shall not exceed $500,000. The equity and cash limits shall be applied separately, so that the aggregate Grant Date Fair Market Value of all Awards and payments granted to a Non-Employee Director in any Plan Year shall not exceed $1,000,000; provided, however, such limits shall not apply to any compensation resulting from non- preferential dividends or dividend equivalents associated with outstanding equity awards.

19.18.    Payment Deferrals. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Options, SARs, and similar Other Stock-Based Awards that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted, shall not be subject to any deferral. The Committee also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of Dividend Equivalents where the deferred amounts are denominated in Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code and any authoritative guidance thereunder.

19.19.    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 19.19 by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and such Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Incentives (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Award. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.